UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2014

Reed’s, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32501	35-2177773
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13000 South Spring Street, Los Angeles, California 90061

(Address of principal executive offices and zip code)

Not applicable

(Former name or former address if changed since last report)

Registrant’s telephone number, including area code: (310) 217-9400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement

The disclosure set forth in Item 2.03 is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Effective December 5, 2014, Reed’s Inc. (the “Company”) renewed and extended its Loan and Security Agreement with PMC Financial Services Group, LLC, (PMC) originally dated November 9, 2011 (as amended, the “Amended Agreement”). The Amended Agreement extends and amends the Revolving Loan and Term Loan and adds a new Capital Expansion Loan (the “Capex Loan”).

The loans have been extended to December 5, 2016 and are subject to a 1% prepayment penalty for prepayment prior to the first anniversary of the effective date. As of the effective date of the Amended Agreement, all three loans have an effective interest rate of 9%.

The Revolving Loan’s maximum revolver amount has been increased to $6,000,000 and the borrowing is based on 85% of Accounts Receivable and 60% of eligible inventory and is secured by substantially all of the Company’s assets. The interest rate on the Revolving Loan is the prime rate plus ..35%. The previous interest rate was the prime rate plus 3.75%. The amended monthly management fee is .45% of the average monthly loan balance; the previous fee was .5% of the average monthly loan balance. Therefore, the effective interest rate was lowered from 13% to 9%. The over advance of $500,000 on the revolving line of credit calculation was removed.

The Term Loan’s outstanding principal balance will be increased to $1,500,000 and the annual interest rate has been revised to prime plus 5.75% (currently 9%). The outstanding principal loan balance at the time of the amendment was $496,572 and the previous interest rate was the prime rate plus 11.6% but not less than 14.85%.

The new Capex Loan will finance up to $3,000,000 in new asset purchases for modernization and improvement of the beverage bottling equipment in Los Angeles plant. The Company will pay a 1.5% fee on new asset purchases and the annual interest rate is equal to the prime rate plus 5.75%.

The new loan and security agreement documents were signed December 10, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

REEDS, INC.,
a Delaware corporation

Dated: December 16, 2014	By:	/s/ Lawrence W. Tomsic
Lawrence W. Tomsic, Interim Chief Financial Officer